UHY Haines Norton
Chartered Accountants

Level 11 | 1 York Street | Sydney | NSW | 2000
GPO Box 4137 | Sydney | NSW | 2001
t: +61 2 9256 6600 | f: +61 2 9256 6611
sydney@uhyhnsyd.com.au
www.uhyhnsydney.com.au

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Intelligent Bio Solutions Inc. our audit report dated December 7, 2022, relating to the financial statements of Intelligent Fingerprinting Limited as of December 31, 2021 and 2020 and for the years then ended which appears in the Form 8-K/A filed on December 8, 2022.

We also consent to the reference to our Firm "UHY Haines Norton" under Exhibit 23.1 in such Registration Statement.

/s/ UHY Haines Norton

Sydney, New South Wales

31 May 2023